LAW OFFICE OF C. RICHARD ROPKA, L.L.C.

C. Richard Ropka, LLM (Tax) †

215 Fries Mill Road

Turnersville, New Jersey 08012

†  Admitted to practice in US Supreme Court,

(856) 374-1744

     US District Court & US Tax Court

(1-866) 272-8505 (Fax)

March 11, 2019

Monteagle Funds

Mutual Shareholder Services, LLC

8000 Town Centre Drive, Suite 400

Broadview Heights, Ohio 44147

Re:

Opinion of Counsel Relating to the Registration Statement Filed on Form N-14 Under the Securities Act of 1933

Gentlemen:

We have been requested by the Monteagle Funds, a Delaware business trust (the "Trust") established under its Trust Instrument dated November 25, 1997, as amended from time to time and last amended on August 6, 2009 (the "Instrument"), for our opinion with respect to certain matters relating to the Monteagle Opportunity Equity Fund (the "New Fund"), a series of the Trust. We understand that the Trust will file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the New Fund of all of the assets of The Henssler Equity Fund, a series of The Henssler Funds, Inc. (the "Existing Fund"), in exchange solely for shares of the New Fund and the assumption by the New Fund of all the liabilities of the Existing Fund pursuant to an Agreement and Plan of Reorganization (the "Plan"), the form of which is included in the Registration Statement on Form N-14.

We have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement on Form N-14. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Trust's Certificate of Trust, the Trust's Instrument, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Monteagle Funds

March 11, 2019

 Based upon the foregoing, and assuming the approval of the Plan by shareholders of the Existing Fund, it is our opinion that the shares of the New Fund currently being registered, when issued in accordance with the Plan and the Trust's Instrument, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to matters of Delaware law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Trust's Registration Statement on Form N-14. We consent to any discussion in the Trust’s Registration Statement on Form N-14 of this opinion, the reproduction of this opinion as an exhibit, and we consent to the Trust naming the Law Office of C. Richard Ropka, LLC as legal counsel in the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Sincerely,

/s/ C. Richard Ropka

C. Richard Ropka, Esq.